Exhibit 99.1

Investor Day: Executive Summary June 23, 2021

2 Investor Day | June 23, 2021 2 Investor Day: Executive Summary Opening remarks will be provided by Mike Otworth (Chief Executive Officer and Chairman of PureCycle Technologies, Inc.), Mike Train (Chief Sustainability Officer, Emerson Electric Co.), and Marcus Behrendt (Partner and CEO, BMW iVentures).

3 Investor Day | June 23, 2021 3 Investor Day: Executive Summary (Cont.) Following the opening remarks, investor day participants will receive presentations from management on the following topics: ▪ Overview of the Feedstock Evaluation Unit – PureCycle management will walk investors through the PureCycle purification process and discuss how the purification process is designed to remove waste plastic and other contaminants from polypropylene to transform waste polypropylene into virgin - like polypropylene. For more details see Exhibit Titled: “Investor Day_ FEU Overview”. ▪ Feedstock Strategy, R&D, and Procurement Approach – the Company will provide an overview of how both plastics and recycling has evolved from the 1930s and discuss PureCycle’s strategy for securing both mixed plastics and waste polypropylene. Chief Manufacturing Officer (Dustin Olson) will discuss the Research and Development prototype that pairs existing recycling equipment with mechanical innovations. For more details see Exhibit Titled: “Investor Day_ Feedstock Overview”. ▪ PureCycle Operations and Execution – PureCycle’s operational leadership team will discuss our strategy across: (i.) module construction and scaling, (ii.) delivering operational excellence and exceptional safety in plant operations, (iii.) discussing how a robust digital strategy shortens plant ramp up and reduces unplanned downtime, and (iv.) an update on how we’ve been collaborating with our partners to meet a broad range of polypropylene specifications. For more details see Exhibit Titled: “Investor Day_ Operations Update”.